Tyson Foods, Inc.
CODE OF CONDUCT

LETTER FROM CHAIRMAN
Tyson Foods’ success is the result of our folks “Doing What’s Right!” It was that way almost 80 years ago when my granddad hauled his first load of live chickens to Chicago. It was that way during the growth of the company under my Dad’s leadership, and it’s that way today, as we continue to be a leader in providing food to the world.
Our Code of Conduct has the best available policies and procedures in the business world today. Like the foundation my granddad and dad provided for the future of Tyson Foods, this code provides a foundation to build your business decisions upon. It offers guidance on how to act in most situations, but no single document can address every possible business situation. If you have any question or concern at all about the Code of Conduct or a business situation, you will also find specific information in here on whom to contact. Remember, if you ever have any doubt, always call someone.
Our focus on taking care of our Team Members, customers, consumers, shareholders, Family Farmers, and business partners is the way we do business. Our Core Values, Cultural Tenets, Customer Creed, and this Code of Conduct are principles and guidelines that are available to each of us to make sure we do business the right way, every day.
Our culture comes from our Team Members. We, the Tyson Team, are responsible for living out our values, tenets, and creeds by striving each day to do what’s right.
I thank you and appreciate you taking your time to read our Code of Conduct.
John Tyson
Chairman
Tyson Foods, Inc.

TABLE OF CONTENTS
Our Purpose with Integrity 2

Core Values: What We Believe 3

Cultural Tenets: How We Behave 4

Introduction 5
Who is Responsible 5
What’s Expected: Knowing & Doing What’s Right 5
Doing Business Globally 5

Doing What’s Right by Asking Questions & Raising Concerns 6
Ask Questions 6
Raise Concerns 6
Code Violations & Consequences 8
Investigating Misconduct 8
Non-Retaliation 8

Doing What’s Right for Team Members 10
Management Expectations 10
Human Rights 10
- Child Labor & Forced Labor 10
- Wage & Hour Practices 10
- Freedom of Association 10
Inclusion & Diversity 11
Preventing Harassment 11
Non-Discrimination 11
Confidential & Personal Information 12
Faith-Friendly Workplace 12
Authority to Work 12
Health & Safety 12
- Workplace Violence 13
- Substance Abuse 13
Doing What’s Right for Business Partners 14
Business Partners & Customers 14
Food Safety & Quality 14
Supply Partners 15
Gifts & Hospitality 15
Government Interactions & Contracts 17
Competition 17
Intellectual Property 18

Doing What’s Right for Investors 19
Conflicts of Interest 19
Proper Use of Company Assets 20
- Physical Property 20
- Technologies & Electronic Communication 21
Accurate Books & Records 21
- Fraud 21
- Records Management 21
Insider Trading 22

TABLE OF CONTENTS (Continued)
Doing What’s Right for our Community 23
Protecting the Environment 23
Animal Well-Being 23
Preventing Bribery & Corruption 23
Trade Practices, Restrictions & Boycotts 24
Political Activities, Lobbying & Charitable Contributions 25
- Solicitation of Donations 25
Communicating with the Media 26
Social Media 26

Resources
Index 27
Policy Reference 28
Contacts 29
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Making Great Food. Making A Difference. TM
Our company purpose, Making Great Food. Making a Difference., is an important thread running through the entire fabric of our culture, a culture built upon the foundation of our Core Values, Cultural Tenets, Customer Creed, and this Code of Conduct. These documents are more than just words on a page; they’re part of the rich heritage of our TEAM Members across the globe operating with truth, integrity, and excellence day in and day out. Our future success depends upon our enduring commitment to these principles.
With each of us accepting the responsibility for focusing on the fundamentals and maintaining a strong balance sheet, accelerating our growth, driving innovation, and cultivating our job and leadership skills, we will insure our results and our culture are sustainable over time.
I like to think of my role as CEO like this: the C stands for taking care of our Customers, the E represents taking care of our Employees – our TEAM Members, and the O stands for taking care of our Owners – our shareholders. I depend on each and every TEAM Member, no matter where you’re located around the world, to help me by becoming an individual CEO of your work, by taking responsibility, knowing what’s right, and doing what’s right!
I guarantee that taking this approach will benefit our customers, your fellow TEAM Members, and our shareholders. Just think – all of us “CEOs” focused as a TEAM on making great food and making a difference.
Donnie Smith
President and CEO
Tyson Foods, Inc.
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CORE VALUES: WHAT WE BELIEVE
Our Core Values define what we believe.

WHO WE ARE
We are a company of people engaged in the production of food, seeking to pursue truth and integrity, and committed to creating value for our shareholders, our customers, our Team Members, and our communities.
• We strive to be a company of diverse people.
• We strive to be honorable.
• We strive to be a faith-friendly company.

WHAT WE DO
• We feed our families, the nation, and the world with trusted food products.
• We serve as stewards of the animals, land, and environment entrusted to us.
• We strive to provide a safe work environment for our Team Members.

HOW WE DO IT
• We strive to earn consistent and satisfactory profits for our shareholders and to invest in our people, products, and processes.
• We strive to operate with integrity and trust in all we do.
• We strive to honor God and be respectful of each other, our customers, and other stakeholders.
“ From the beginning, our company has been built on faith, family, and hard work. That tradition, our core values, and ‘doing what’s right’ are deeply embedded in our culture.” John Tyson, Chairman
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CULTURAL TENETS: HOW WE BEHAVE
Our Cultural Tenets are our guiding principles to define how we behave.

•	We care about each other.

•	We do what we say we are going to do.

•	We say it in the room.

•	We know our business and deliver results.

•	We are passionate about taking care of our customers and consumers.

•	We anticipate, embrace, and thrive on change.

•	We run it like we own it.

•	We work hard and have fun as a TEAM.

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INTRODUCTION

WHO IS RESPONSIBLE
Our Code governs all of our business decisions and actions regardless of where we are located in the world and it applies to all of the following:

• Team Members
• Tyson Board of Directors
• Subsidiaries
• Consultants, lobbyists, brokers, agents and other Tyson representatives

It is our responsibility as individual Team Members to comply with our Code, company policies and the law. It is also our responsibility to complete our annual compliance training curriculum to certify individually that we understand and agree to follow the provisions of this Code.

“If you have a question about who has the responsibility...it is yours. ” John W. Tyson, Founder

Policy Reference: Mandatory Training Policy
Contact: Ethics & Compliance

WHAT’S EXPECTED: KNOWING & DOING WHAT’S RIGHT
Our Code attempts to address the most common legal and ethical issues you may encounter; however it’s impossible to address every business situation in one document. When deciding whether an action is ethical and in compliance with our Code, ask yourself the following questions:

• Does my action align with our Core Values?
• Do I feel like I’m Doing What’s Right?
• Is it consistent with the way I would want to be treated?
• How would it look if my decision is published in the newspaper?
• Is it legal?

CORE VALUE We strive to be honorable

DOING BUSINESS GLOBALLY
We operate in multiple countries around the world. We respect the diverse cultures and comply with the local laws in these countries. As these laws and regulations change, our Code will be revised to comply with these changes when possible. When differences exist between the Code and local law or customs, you should apply whichever sets the highest standard. An instance may occur when the laws of a country conflict with our Code. If you encounter such a conflict, refer to the international policies site to review the policy applicable to your country, or contact Legal.

Policy Reference: International Policies Website
Contact: Corporate Human Resources, Legal

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DOING WHAT’S RIGHT BY ASKING QUESTIONS & RAISING CONCERNS
As a part of your responsibility for “Doing What’s Right,” you should ask questions when you’re uncertain about a situation or raise concerns when you suspect a violation of our Code, company policies or the law has occurred. Our Code attempts to address the most common legal and ethical issues you may encounter; however it’s impossible to address every business situation in one document.

ASK QUESTIONS
ASK QUESTIONS IF YOU NEED GUIDANCE.
If you have questions about company policies or the law, start with our Code. It’s a great resource to help you answer many workplace questions; however, the Code doesn’t address every business situation you may come across. If you can’t find an answer to your question in the Code, or if you are still uncertain about your specific situation, ask a member of your management team. Your management team is another great resource. They can answer questions around policies, processes, procedures, work responsibilities and your working environment. If the Code or a member of your management team is unable to answer your question or you need additional guidance, contact your local Human Resources (HR) representative.

STEPS TO ASK QUESTIONS
1 CODE OF CONDUCT
2 IF IN DOUBT CHECK IT OUT WEBSITE or refer to policies on page 28
3 MEMBER OF YOUR MANAGEMENT TEAM
4 LOCAL HR REPRESENTATIVE
5 ETHICS & COMPLIANCE DEPARTMENT

You also have the option to raise concerns by contacting our Ethics and Compliance Department directly, refer to the Contacts on page 29.

RAISE CONCERNS
RAISE CONCERNS IF YOU SUSPECT WRONGDOING.
If you are aware of or suspect any violation of our Code, company policies or the law, you have a duty to raise your concerns. You should openly, honestly and promptly Tell Tyson First and never delegate the responsibility of reporting misconduct, nor should you assume someone else will report the misconduct.

We encourage you to raise your concerns to your supervisor. If you are unsatisfied with your supervisor’s response or if you feel uncomfortable speaking with your supervisor about your concerns, you may raise your concerns to a member of your management team or your local Human Resources (HR) representative.

What does Tell Tyson First mean?
Tyson is devoted to maintaining a culture where we can all raise concerns without the fear of retaliation. Tell Tyson First simply means to tell us your work related concerns using one of the available options to give us the opportunity to address your concerns first. We can assure you that we are listening!

If you are aware of material or significant concerns or complaints regarding accounting matters or publicly filed documents, please reference the Whistle Blower Policy for information about raising these concerns with the Audit Committee of the Board of Directors without fear of dismissal or retaliation.

In addition to the options listed above, you have another option to ask questions or raise concerns by contacting our Tyson Ethics Help Line. We encourage you to use the Help Line option when you:
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• Want further advice or guidance on a business situation;
• Want to report a possible violation of our Code, company policies or the law;
• Feel uncomfortable going to local management or human resources;
• Believe concerns you raised locally are not being addressed properly; and/or
• Want your report to remain anonymous.

The Help Line is operated by an independent third party and is available 24 hours a day, seven days a week by phone. It uses a specific toll-free telephone number based on the country from which you are calling. If you are calling from the United States dial 1.888.301.7304. If you are calling from outside the United States, refer to the Contacts on page 29. You may also use the internet Web Line at https://tysonintegrity.eawebline.com.

When you contact the Help Line, please provide as much of the following information as possible:
• What is the alleged wrongdoing?
• Who is involved?
• Who is affected?
• When and where has this occurred?
• What information or documentation supports these facts?

You also have the option to raise concerns by contacting our Ethics and Compliance Department directly, refer to the Contacts on page 29.We expect you to use one of the reporting options available to raise your concerns; all we ask is that when you raise a concern, you report it in good faith.

What does Reporting in Good Faith mean?
Reporting in good faith means you are providing all of the information you have that you believe to be true, even if it ultimately is determined to be a mistaken but honest belief.

Q & A
Q What happens when I call the Ethics Help Line?
I need to raise a concern and am planning to call the Ethics Help Line, how does it work?
A Your call is answered by a trained operator of an independent third party call center. The details of your concern are typed into a confidential report and sent to the Corporate Ethics and Compliance Department. Your call is not recorded, and the details are only provided to those investigating your concern. At the end of your call you are given a reference number to use if you have additional information to provide or to check the status of your report.

Q Am I required to give my name when I call the Help Line or use the Web Line?
A No. But we keep your information confidential, so we encourage you to identify yourself because this helps us better assess your concern. However, if you wish to remain anonymous, you may do so. In some cases it makes it more difficult to conduct a thorough investigation.

Q What if I don’t know for sure there is a problem?
I think there may be a problem with a policy violation and I should raise a concern, but do I have to be absolutely sure there is a problem before I raise a concern?
A No. If you report your concern in good faith, it means you believe there is a possible violation of our Code, company policies or the law, when you report it. If it turns out your concern was unfounded or mistaken, you will not be disciplined.

Q What happens if a Team Member makes a malicious or frivolous report?
A Making a malicious or frivolous report, or deliberately giving false information is considered serious misconduct, and disciplinary action may result.

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 Your identity and the information you provide will be kept confidential except as needed to conduct a thorough investigation. You may choose to remain anonymous except where local laws outside the U.S. restrict you from doing so. Please keep in mind it may be more difficult or even impossible for us to thoroughly investigate anonymous reports.

STEPS TO RAISE CONCERNS
1 SUPERVISOR
2 MEMBER OF YOUR MANAGEMANT TEAM
3 LOCAL HR REPRESENTATIVE
4 HELP LINE
6 ETHICS & COMPLIANCE DEPARTMENT

CODE VIOLATIONS & CONSEQUENCES
WE TAKE APPROPRIATE DISCIPLINARY ACTION FOR CODE VIOLATIONS.
We are expected to do what’s right and comply with our Code, company policies and the law while conducting company business because every decision makes a difference. Any Team Member who violates our Code, company policies or laws will be subject to disciplinary action, up to and including termination depending on the nature and severity of the violation.

Policy Reference: Refer to Individual policies located on the U.S. & International Policy Website
Contact: Human Resources

INVESTIGATING MISCONDUCT
WE REVIEW ALL REPORTS OF SUSPECTED MISCONDUCT.
We take reports of misconduct seriously. When appropriate, we will conduct a full investigation to determine the facts surrounding the situation in order to address, document and prevent the recurrence of misconduct. We make every effort to protect the identity of anyone making a report in good faith. We expect Team Members and any person involved to fully cooperate with investigations and to provide truthful and complete information. You should never provide misleading information or alter, destroy, or cover-up evidence in an attempt to avert or hinder the investigation.

Policy Reference: Internal Investigations Policy
Contact: Ethics & Compliance, Human Resources

NON-RETALIATION
WE DO NOT TOLERATE RETALIATION FOR ASKING QUESTIONS OR RAISING CONCERNS.
We are devoted to maintaining a workplace where we can all ask questions and raise concerns in good faith without fear of retaliation. We prohibit any form of retaliation for asking questions, raising concerns or cooperating with internal investigations.
In some cases, Team Members who report misconduct may perceive well intentioned actions as retaliation

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even when it’s not the case. It’s important for supervisors to continue to treat a Team Member who asked a question or raised a concern with dignity and respect.

If you are aware of or suspect any form of retaliation, you have a duty to report it. Retaliation can take many forms, it may be obvious or subtle and it may be inflicted by supervisors or peers.

Policy Reference: Non-Retaliation Policy
Contact: Ethics & Compliance, Human Resources, Legal, Management

Q & A
Q Should I worry about retaliation for raising a concern?
I have just raised a concern with my supervisor, how can I be sure I won’t be penalized?
A Tyson is fully committed to maintaining the objectivity and confidentiality of the reporting processes and investigation. Anyone who tries to undermine our commitment to avoid retaliation against those who report will be disciplined. If through the course of an investigation it is found that policy has been violated, that will be addressed independently.

ETHICS & COMPLIANCE DEPARTMENT

Direct Phone: 1.479.290.2652
E-Mail: helpline@tyson.com
HELP LINE*
Toll-Free: 1.888.301.7304
Internet Web Line: tysonintegrity.eawebline.com

Ethics & Compliance Department:
Access Question or Concern
Question: Answer and Respond to Team Member
Concern: Assign Internal Investigation and Follow-Up with Team Member as Warranted

*Help Line is operated by independent third party 24/7 in multiple languages, see page 29.

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DOING WHAT”S RIGHT FOR TEAM MEMBERS
Our success is created by and dependent upon our Team Members and we treat one another with dignity and respect. We are committed to protecting human rights and maintaining a safe work environment free of harassment and discrimination.

MANAGEMENT EXPECTATIONS
LEAD BY EXAMPLE AND ACT WITH INTEGRITY.
We expect all Team Members to act ethically regardless of their position and we believe our management Team Members have a responsibility to lead by example. This means living out – both in word and deed – the principles set forth in our Code, Core Values, and Cultural Tenets. We strive to create an environment of trust where Team Members are comfortable asking questions and raising concerns without fear of retaliation.

As a supervisor, you are the first point of contact when Team Members have questions and concerns. Therefore you need to be ready and willing to listen and respond appropriately. If you do not know the answer or are unsure, let the Team Member know you’ll get back to them and then refer the question or concern to the appropriate department. Remember it’s your responsibility as a supervisor to immediately refer all unethical behavior and illegal conduct to HR whether you witness the misconduct or receive a report about it.

Policy Reference: Management Standards of Behavior Policy, Core Values, Cultural Tenets
Contact: Human Resources

HUMAN RIGHTS
WE ARE COMMITTED TO UPHOLDING THE PRINCIPLES OF HUMAN RIGHTS.
Our human rights practices are grounded in our Code, Core Values and Team Member Bill of Rights. These documents outline the many rights, benefits, and responsibilities enjoyed by and expected of Team Members. These programs and our policies support the principles contained with the United Nation’s Universal Declaration of Human Rights and the International Labor Organization Fundamental Principles and Labor Standards.

“People make a business. Not numbers, not animals, not anything else. People make a business.” Don Tyson, Former Chairman and CEO

We expect you to be aware of your actions and actions of those around you to ensure we uphold the basic principles of human rights.

CHILD LABOR & FORCED LABOR
We do not tolerate child or forced labor in any of our operations or facilities.

WAGE & HOUR PRACTICES
We strive to comply with all applicable wage and hour laws, including minimum wage, overtime and maximum hour rules.

FREEDOM OF ASSOCIATION
We respect your right to join or not to join a trade union, or to have recognized employee representation in accordance with local law.

Policy Reference: Core Values, Team Member Bill of Rights
Contact: Human Resources

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INCLUSION & DIVERSITY
WE RESPECT AND VALUE THE UNIQUENESS OF ONE ANOTHER.
We encourage an appreciation and respect for people who have diversity of thought and who differ in experience, education and physical characteristics. Understanding, respecting, and valuing inclusion and diversity is central to both our Core Values and Cultural Tenets. We strive to cultivate a culture and vision that supports and enhances our ability to recruit, develop and retain diverse talent at every level.

You play a critical role in sustaining this culture of diversity and inclusion. As Team Members we respect the uniqueness of one another, valuing input from others who may have a different perspective and encourage an environment of trust and openness.

CORE VALUE We strive to be a company of diverse people.

Policy Reference: Core Values, Cultural Tenets
Contact: Human Resources

PREVENTING HARASSMENT
WE ARE COMMITTED TO PROVIDING A WORKPLACE FREE OF HARASSMENT.
We all have the right to be treated with dignity and respect and to work in an environment free from harassment. Harassment is a form of unlawful discrimination that consists of unwelcomed behavior that creates an intimidating, hostile or offensive work environment. Harassment comes in many forms, including physical actions, verbal or written remarks, pictures, video recordings or drawings.

You should never act in a harassing manner. It’s important to remember that harassment, sexual or otherwise, is determined by your actions and by how they are perceived by others, regardless of your intentions.

Policy Reference: Harassment and Discrimination Policy
Contact: Supervisor, Human Resources, Employment Compliance

Q & A
Q What should I do?
One of my coworkers seems to be picked on constantly by others and it’s intimidating. I discussed this with another Team Member who advised me to ignore the situation because if I spoke up I could “become the next target.”
A You should report inappropriate or unacceptable behavior to your supervisor. If you don’t feel comfortable reporting it to your supervisor, report it to your local HR or call the Help Line.

NON-DISCRIMINATION
WE TREAT EACH OTHER FAIRLY AND WITHOUT PREJUDICE.
We provide equal employment opportunities by treating our Team Members and those who apply to work for us fairly. This means all of our employment decisions from recruitment to retirement are based on merit (skills, performance, abilities and qualifications), applicable law and without regard to non-job-related conditions or characteristics.
You should treat Team Members fairly and use good judgment in your communications, actions and interactions in and outside of the workplace. This expectation also extends to our non-Team Members including growers, producers, suppliers, brokers, service providers, agents and customers.
Policy Reference: Harassment and Discrimination Policy, Equal Employment Opportunity Policy
Contact: Supervisor, Human Resources, Employment Compliance

Q & A
Q What should I do?
My supervisor is recruiting and hiring new Team Members, but is excluding applicants because of age.
A Tyson does not tolerate age discrimination. Do not discuss the situation with your supervisor, seek advice from your local HR representative and allow him or her to handle the situation.

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CONFIDENTIAL & PERSONAL INFORMATION
WE PROTECT TEAM MEMBER AND BUSINESS PARTNER INFORMATION.
In your job you may have access to confidential information about other Team Members or business partners, including customers and suppliers. You must keep this information confidential and not use or share it with third parties unless the third party signs an approved non-disclosure agreement. Remember if confidential information about Tyson or a business partner is material and non-public, you may not use this information when making a decision to buy or sell securities of these companies. See Insider Trading Section for additional information on page 22.
Examples of Confidential Information include
company performance, pricing information, sales volumes, wage information and product specifications.

Policy Reference: Securities Trading Policy, Copyright Compliance Policy
Contact: Human Resources, Legal

FAITH-FRIENDLY WORKPLACE
WE RESPECT ALL FAITHS AND TRADITIONS OF OUR TEAM MEMBERS.
We strive to be faith-friendly by respecting and acknowledging all faiths in a manner that is respectful of customs, traditions and beliefs. At the heart of this commitment is a profound respect for our rich culture that centers on the idea that faith and traditions enrich the workplace.

If you believe work requirements are in conflict with your sincerely held religious beliefs or practices, we encourage you to contact your local HR representative. They can review the guidelines and procedures for requesting a reasonable accommodation.

CORE VALUE We strive to be a faith-friendly company.

Policy Reference: Religious Accommodation Policy
Contact: Human Resources

AUTHORITY TO WORK
WE ARE COMMITTED TO COMPLYING WITH IMMIGRATION LAWS.
We are committed to employing only those individuals who are legally authorized to work in the country where they are seeking employment. It is our responsibility to inspect, verify, and document the identity and employment authorization of every new Team Member. We are prohibited from knowingly hiring or allowing anyone to continue working if they are not authorized for employment.

You are required to report anyone who is not legally authorized to work in the country where they are employed. In complying with immigration laws, it’s important that you cooperate in any training, certification, record keeping and/or third-party verification compliance requests from HR.

Policy Reference: Employment Eligibility Policy
Contact: Employment Compliance, Legal

HEALTH & SAFETY
WE ARE COMMITTED TO PROVIDING OUR TEAM MEMBERS A SAFE WORK ENVIRONMENT.
We value your health and safety and strive for zero injuries and illnesses. We maintain a safety culture grounded on the premise of eliminating workplace incidents, risks and hazards. We have created and implemented processes to help eliminate events by reducing their frequency and severity. We also review and monitor our performance closely. We expect you and our business partners to understand and comply with applicable safety and health laws, regulations, and company policies and procedures. If you are aware of or suspect any unsafe work condition, threat or unusual action or situation -you must immediately report it to a member of management. Do not allow yourself or anyone to ignore established safety policies and procedures.

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Raise your concerns to a member of management if you:
• Receive instructions to do a task you consider unsafe;
• Receive instructions to do a job you think you are not properly trained to perform that may harm you or others;
• See someone performing a task you think is unsafe or the person is not properly trained to do;
• Suspect a vehicle or piece of equipment (for example, refrigeration equipment) is not operating properly and may be unsafe to you or others;
• Observe or are made aware of an unsafe condition or a potential danger to you or others.

CORE VALUE We strive to provide a safe work environment for our Team Members.

Examples of how we strive for a safe work environment
• Core Safety Mandates training is required by all Team Members and focuses on three critical areas including Lock Out and Tag Out, Confined Space Entry, and Fall Protection.
• Job Safety Analysis (JSA) is a valuable tool for improving the Company’s overall safety performance by identifying the hazards associated with job tasks and developing action plans for controlling or eliminating the hazards.

Policy Reference: Environmental Health & Safety Policy Website, Sustainability Report
Contact: Supervisor, Local Health & Safety Representative, Environmental Health & Safety, Corporate Human Resources

Q & A
Q What should I do?
My supervisor asked me to do a job that I don’t think I’m properly trained to perform, and it may have safety implications.
A You should not perform a job that you haven’t been properly trained to do. Discuss this with your supervisor and local safety representative to seek advice on what necessary training is required to perform the job safely.

WORKPLACE VIOLENCE
WE TREAT OTHERS WITH DIGNITY AND RESPECT.
We are committed to providing you a safe work environment, free from workplace violence. You should never engage in any act that could cause another person to feel threatened or unsafe.
Examples of workplace violence may include verbal or physical assaults, threats, expressions of hostility, intimidation or aggression. In addition, making false, malicious, or unfounded statements against another person is considered workplace violence.
Policy Reference: Workplace Violence Policy
Contact: Supervisor, Global Security, Human Resources

SUBSTANCE ABUSE
WE ARE COMMITTED TO A DRUG AND ALCOHOL FREE ENVIRONMENT.
We are committed to providing you a safe work environment that is free from the influence of alcohol and drugs. You should never use any substance that could impair your job performance because it presents an unacceptable safety risk to you and others. This means you should never work under the influence of alcohol, illegal drugs, controlled substances, or prescription medication, even if the medication is used legally. If prescribed medication(s) alter your physical or mental ability to perform your job, you must report this to the Occupational Health Service office. You are also prohibited from possessing, selling, using, transferring or distributing illegal drugs or controlled substances in the workplace. If you think you have a substance abuse problem, we encourage you to seek help.

Policy Reference: Drug & Alcohol Abuse Policy
Contact: Occupational Health Services, Human Resources

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DOING WHAT’S RIGHT FOR BUSINESS PARTNERS
We build long-lasting relationships based on integrity and trust with our growers, producers, suppliers and customers. We are committed to delivering safe, high quality food products. We compete legally and ethically to maintain and grow our business.

BUSINESS PARTNERS & CUSTOMERS
OUR RELATIONSHIPS WITH BUSINESS PARTNERS AND CUSTOMERS ARE BASED ON TRUST AND INTEGRITY.
We strive to meet the needs of our business partners, work with them responsibly and safeguard their confidential information. We will remain competitive by earning business ethically and legally, and maintaining the exceptional quality and value of our products and services. Our business partners include our suppliers, growers, producers, brokers, service providers and other third parties.

CORE VALUES How We Do It
• We strive to operate with integrity and trust in all we do.
• We strive to honor God and be respectful of each other, our customers and other stakeholders.

FOOD SAFETY & QUALITY
A TOP PRIORITY IS STRENGTHENING FOOD SAFETY CULTURE AROUND THE WORLD.
Our customers and consumers trust us to deliver safe, high quality food products that provide value. In keeping with these expectations, we are obligated to ensure food safety is always our top priority throughout the entire production process. We expect all Team Members to comply with government regulations and our food safety and quality policies and procedures. If you are aware of or suspect any violation, whether it’s accidental or intentional, you must immediately report it to a member of management.

CORE VALUE We feed our families, the nation, and the world with trusted food products.
Please ask your FSQA representatives what you can do to help ensure compliance! Expectations governing food safety and quality are complex and subject to change.

Policy Reference: Food Safety & Quality Assurance (FSQA) Policy Website
Contact: Supervisor, Local Food Safety & Quality Assurance Representative, Corporate Food Safety & Quality Assurance, Human Resources

Q & A
Q What should I do?
I witnessed a Team Member not following the product specification but I don’t think it’s a food safety issue.
A Whether it’s a food safety issue or customer expectation, all standards must be followed. Contact an FSQA representative immediately.

Q What should I do?
I see water dripping from a pipe onto product in the cooler but the local government inspector hasn’t said anything. Does this mean it’s ok?
A No. Team Members are expected to do the right thing, even if a government inspector doesn’t notice or tell us something is wrong. Contact an FSQA representative immediately.

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SUPPLY PARTNERS
WE EXPECT OUR SUPPLIERS TO MAINTAIN ETHICAL BUSINESS PRACTICES.
We encourage our supply partners to hold themselves to the same ethical standards to which we hold ourselves and share in the principles expressed in our Supplier Code of Conduct which include the following:
• Animal well-being
• Anti-corruptions laws
• Employee health and safety
• Environmental protection
• Labor and human rights
• Safe and quality food products
• Sustainable business practices
We are committed to fair competition with supply partners as they compete for our business by making decisions based on quality, value and customer service.
Policy Reference: Supplier Code of Conduct
Contact: Purchasing, Legal

GIFTS & HOSPITALITY
WE EXCHANGE GIFTS AND HOSPITALITY FOR LEGITIMATE BUSINESS PURPOSES.
We recognize the giving and receiving of business gifts and hospitality are courtesies designed to build good working relationships and goodwill with customers and suppliers, but it can also make it hard to be objective when making business decisions. Gifts and hospitality are not appropriate if they create an obligation, put you in a situation where you appear biased, or are given with the intent to influence a business decision. We must avoid the appearance of making business decisions based on gifts and instead base them on the quality and value of the products and services. Business gifts and hospitality do not include company-sponsored sales contests or incentives for Team Members.

What is the difference between a Gift and Item of Hospitality? Gifts are items of value, travel, lodging, meals or entertainment when the host is not in attendance while hospitality is when the host is in attendance.

While representing Tyson as a Team Member:
• Never give or receive gifts of cash or cash equivalents, such as gift cards, checks or gift certificates, or loans of any amount to (or from) a government official or a non-government party.
- If you receive a survey request from a business partner in exchange for a gift card or other compensation, consult with Ethics and Compliance before completing it.
Who is considered a government official?
Any employee of the government, an agency of the government or government owned entity. See Gifts & Hospitality policy for legal definition, and common examples are as follows:
• Officials who are elected, for example mayors and employees of the state and federal offices, including those running as candidates for office;
• Officials who regulate and inspect our operations, for example the Department of Agriculture and the
Department of Labor;
• Officials who work for government owned institutions, for example public schools and federal or state police.
• You should not give or receive any gift or item of hospitality to (or from) a government official, unless it’s clearly stated as acceptable in the policy or you have contacted Legal for pre-approval. Even a simple gift or a meal to (or from) a government official may be unacceptable or even against the law.
• You should only give or receive gifts or items of hospitality to (or from) a non-government party when there is a legitimate business purpose, and it’s not considered extravagant. A legitimate business purpose is any one of the following: seeks to improve the image of Tyson or business partner;
enhances presentation of products or services; establishes cordial relations
• You should be aware and respectful of gift and hospitality policies your business partners may have in place regarding accepting gifts. If you are uncertain, ask your business partner about their policy.

Tyson Foods, Inc. Code of Conduct 15

When should you disclose a Gift or Item of Hospitality?
If the exchange meets either of the criteria below, we expect you to disclose the gift or item of hospitality to protect yourself and the Company.

• When one of the parties involved in the exchange is a government official.
• When the value of the gift or item of hospitality is greater than $100 for a non-government party.

How should you disclose a Gift or Item of Hospitality?
In the U.S., complete the electronic disclosure form linked below. It will be automatically routed by Ethics and Compliance for appropriate approvals based on the party involved in the exchange and the value of the item. International locations may have a different form in place, contact HR for guidance. We prefer you complete the approval and disclosure form prior to the exchange, but we understand there are circumstances that may prevent a pre-approval. However, a disclosure is still required and it will be routed for approval after the exchange.

In addition to completing the electronic disclosure form, you must also identify the names of officials and amounts of items you provided to a government official on an expense report when requesting reimbursement.

If you are involved in the exchange of gifts then you are responsible for understanding the gift and hospitality content in our Code and company policy.

Form: Approval & Disclosure Form, Expense Report
Policy Reference: Gifts & Hospitality Policy, Expense Reporting Policy
Contact: Ethics & Compliance, Human Resources, Legal

Q & A
Q What should I do? A supplier gave me an expensive gift during a business meeting and I know that because of cultural traditions it would offend him if I didn’t accept it.
A You should report the gift immediately to Ethics and Compliance and ask for guidance. Depending on the circumstances and value of the gift, we may ask you to return the gift or seek the supplier’s permission to donate it to charity.

Q Can we give nominal gifts to our food safety inspectors?
We are having a lunch to celebrate a safety milestone at the plant, is it ok to invite our local USDA inspector to join us?
A In the U.S., inspectors are not allowed to receive gifts from the Company. This can vary by country, and if you need further guidance, refer to the policy or contact Legal.

GIFTS & HOSPITALITY DISCLOSURE REQUIREMENTS
If a Government Official is involved*
• Consult with Legal
• Complete disclosure form
• If you are being reimbursed for expenses, provide names of officials and amounts on your expense report
If a Government Official is not involved*
• Complete disclosure form if value is greater than $100

*Cash and cash equivalents are not acceptable to give or receive for both government and non-government parties.

Tyson Foods, Inc. Code of Conduct 16

GOVERNMENT INTERACTIONS & CONTRACTS
WE DEVELOP PRODUCTIVE RELATIONSHIPS WITH GOVERNMENT OFFICIALS.

We strive to develop and maintain good relationships with elected and appointed government officials and government agencies. We are not only regulated by them but we are also in partnership with many of them on numerous fronts, ranging from employee eligibility to food safety.

If your role requires you to interact with an individual or agency of the government, you must represent Tyson in a positive manner at all times – both in word and deed. In addition, you must understand and respect the role they have in inspecting our products, plants, processes, etc.

We are proud of the government contracts we have providing schools, the military, and other governmental agencies with a variety of Tyson products. Many countries have strict legal requirements when conducting business with their government. These strict regulations are far more complex than those governing our commercial sales accounts.

If your work involves negotiations with, sales to or working with government officials on any new or existing government contract, it is important you contact the Legal Department to clearly understand your responsibility in following these strict rules.

Contact: Legal

COMPETITION
WE COMPETE IN THE MARKET WITH INTEGRITY AND COMPLY WITH COMPETITION LAWS.

We comply with the letter and spirit of competition laws (also referred to as “antitrust” laws) wherever we do business. These laws are intended to ensure fair, honest and vigorous competition. Generally, the laws prohibit conspiracies between competitors, improper attempts to monopolize markets and to fix or control prices, and other unfair business practices. Any violation of these laws could have serious and far-reaching consequences for our company and the individuals involved. The laws are very broad and complex and vary by country; therefore you are encouraged to ask questions if you need further guidance. If you are aware of or suspect any violation of antitrust laws or company policy, contact the Legal Department.

If you are routinely involved in the negotiation, pricing, review, approval or execution of agreements for the purchase of supplies or sale of products, you are responsible for having an understanding beyond the content in our Code, and you must fully understand the antitrust policy for the country where you are located.

When conducting business with Supply Partners or Customers, you should
• Base your purchasing or sales decisions on quality, value and customer service;
• Avoid unfair or deceptive trade practices;
• Communicate our purchasing or sales programs clearly;
• Deliver on your promises.

Tyson Foods, Inc. Code of Conduct 17

 When conducting business with Competitors, you should
• Never enter into any agreement to set prices or other terms of sale (for example, credit terms, trade programs, etc.) coordinate bids, allocate customers, sales territories or product lines;
• Never discuss transactions outside the scope of the transaction at hand;
• Always insure the claims you make about competitors’ products and ours are publicly available and fact-
based;
• Always use legitimate means of obtaining competitive information;
• Always respect their confidential information and intellectual property rights.

Policy Reference: Pricing & Competitive Information Policy
Contact: Legal

INTELLECTUAL PROPERTY
WE PROTECT OUR TRADE SECRETS AND INTELLECTUAL PROPERTY.
Our trade secrets and intellectual property give us a competitive advantage and protecting this information is critical to our success. Outside of the Company you should only discuss company information that is publicly known. If you have an approved confidentiality agreement from the Legal Department with a business partner, it may be appropriate to discuss private company information the business partner needs to complete their transactions. We should always respect trade secrets and intellectual property that belong to our business partners in accordance with the terms of the agreements forming our business relationship.

Examples of trade secrets and intellectual property
Trade Secrets: formula, practice, process, design, instrument, pattern, or compilation of information that is not common knowledge.

Intellectual Properties: creations of the mind to include inventions, patents, names, images, trademarks, designs, literary and artistic works, and symbols.

Policy Reference: Copyright Compliance Policy
Contact: Legal

Tyson Foods, Inc. Code of Conduct 18

DOING WHAT’S RIGHT FOR INVESTORS
Our investors depend on us to protect shareholder value. We do this by establishing and following ethical business practices. We avoid conflicts of interests, maintain confidentiality of company information and protect company assets.

CORE VALUES How We Do It
We strive to earn consistent and satisfactory profits for our shareholders and to invest in our people, products and processes.

CONFLICTS OF INTEREST
AVOID USING YOUR POSITION WITH TYSON TO ACHIEVE PERSONAL GAIN.
You have a duty to avoid a conflict of interest, or an appearance of a conflict. A “conflict of interest” occurs when your personal interests or the interests of your family members either compete with your ability to perform your job responsibilities or compete with Tyson’s ability to conduct its business. While we respect your right to manage your personal interests and relationships, you have a duty to avoid using your company position to achieve personal gain.

A personal interest typically results in a financial transaction and may include employment, an equity interest (an ownership interest in a company), or holding of debt. Personal interests are separated into two categories: direct and indirect.

A direct interest refers to you, as a Team Member, having a personal interest in a business activity.

An indirect interest refers to one of your family members having a personal interest in a business activity.

Family Members include the following:
• Spouse, parents, brother, sister and children
• Step: mother, father, brother, sister and children
• In-Laws: mother, father, brother, sister, son and daughter

Business Activities are transactions involving the following business partners:
• Vendor: a company or person who sells (supplies) goods or services to Tyson
• Customer: a company or person who directly buys goods or services produced by Tyson
• Grower/Producer: cattle, hog or poultry producers, growers and/or feeders
• Other: participation in activities involving the Company’s customers, vendors, industry or competitors.
For example, sitting on boards or councils, consulting, etc.

When should you disclose a Potential Conflict of Interest? If you have a personal interest in a business activity as defined above, we expect you to disclose it to protect yourself and the Company. It’s not about whether you think it’s immaterial or you think your job responsibilities don’t conflict. It’s about the existence of a personal interest in a business activity that may result in a conflict of interest.

Tyson Foods, Inc. Code of Conduct 19

When considering whether to disclose a family relationship based on employment with a business partner, consider the position’s ability to influence. For example, if a family member is a cashier for a retail grocery store who is also our customer, you do not need to disclose it. If you need further guidance, contact Ethics and Compliance.Remember to submit a disclosure each year if you continue your personal interest with Tyson business activities, and update your disclosure if you have a significant change in your personal interests between disclosure periods.

How should you disclose a Potential Conflict of Interest?
In the U.S., complete the electronic disclosure form linked below. It will be automatically routed to your supervisor, human resources director, and ethics and compliance for review. International locations may have a different form in place, contact HR for guidance. If we determine there’s not an actual conflict of interest based on your current job responsibilities, then your personal interest and business activities are acceptable. If we determine there is a conflict of interest that cannot be resolved, we reserve the right to discontinue these business activities.

Gifts and entertainment may also be perceived as a conflict of interest; please refer to the Gifts & Hospitality Section on page 15 for further guidance.

Form: Disclosure Form
Policy Reference: Conflicts of Interests Policy
Contact: Ethics & Compliance, Human Resources, Legal

Q & A
Q Do I have a conflict of interest?
My father-in-law owns a chicken grow out operation for Tyson, do I need to disclose it?
A Yes. An indirect personal interest exists because your in-laws are considered family members and growers are considered business partners. You need to complete the conflict of interest disclosure form.

PROPER USE OF COMPANY ASSETS
WE ARE COMMITTED TO USING COMPANY ASSETS APPROPRIATELY.

PHYSICAL PROPERTY
We trust you to use Tyson property for legitimate business purposes and to respect and care for this property as you would your own. We must work together to protect this property from theft, loss, damage, or misuse because it’s the right thing to do and it saves money. Managers who have spending authority or manage budgets and accounts have an additional level of responsibility to protect Tyson property.

Examples of physical property include:
• Supplies
• Equipment
• Machinery
• Inventories
• Electronic devices

Examples of intangible assets include:
• Company time
• Confidential information
• Intellectual property

Policy Reference: Refer to policy categories: Financial Accounting, Payroll, Purchase to Pay, Sales to Cash Receipts, Treasury
Contact: Member of Management

Tyson Foods, Inc. Code of Conduct 20

TECHNOLOGIES & ELECTRONIC COMMUNICATION
We understand information technology systems are essential to our business. We all have a responsibility to protect these systems and the associated data from being lost or compromised. We expect you to use your electronic communication tools appropriately and for business purposes, and to keep your content free of harassment and discrimination. Tyson owns your work email and Internet accounts and the information stored on them. While limited personal use is acceptable, you do not have an expectation of privacy. Remember…your email and online communications represent Tyson to the world.
Policy Reference: Electronic Usage Policy, Data Classification Policy, Harassment & Discrimination Policy
Contact: Human Resources, Information Systems

ACCURATE BOOKS & RECORDS
WE KEEP ACCURATE AND COMPLETE RECORDS.
We are all responsible for maintaining the accuracy and integrity of the books and records we manage on a daily basis, regardless of our positions. Our investors rely on us to ensure our business records fairly and completely reflect Tyson’s operations and financial condition. We provide this assurance by complying with all applicable internal controls and procedures as well as applicable financial accounting standards and relevant laws.

FRAUD
We rely on you to make every effort to prevent fraudulent activities. Fraud compromises the integrity of our books and records, and may also be a violation of the law. Fraudulent activities are often committed to gain something of value or to avoid negative consequences.
Examples of Fraud include:
• Misstating financial information in our company’s books and records
• Altering manufacturing numbers to meet productivity goals
• Misrepresenting sales of products to meet sales goals or gain business
• Holding goods receipts for product received or bills our company owes to avoid being over budget
• Misreporting time you or others worked to earn more pay or to avoid discipline for being late or absent from work

We encourage you to review the Expense Reporting Policy. This policy provides guidance on what’s required when submitting a travel and entertainment expense report.

Policy Reference: Refer to policy categories: Financial Accounting, Payroll, Purchase to Pay, Sales to Cash Receipts, Treasury
Contact: Finance & Accounting, Internal Audit

RECORDS MANAGEMENT
We each have the responsibility to manage our records properly to promote efficiency, cost savings, confidentiality and legal compliance. We have a responsibility to maintain, retain and destroy company records, whether paper or electronic, in accordance with all legal and regulatory recordkeeping requirements. Company records should be easily accessible and properly protected until their destruction dates. Managers who have access to confidential information have an additional level of responsibility to protect it. Our data classification policy provides guidance on how to classify your records according to their level of confidentiality. For example, add one of the following three footers to all of your documents:

• Public (Non-Confidential) Publicly posted press releases Publicly available marketing materials
• Tyson Confidential Business partner information Internal directories and organization charts
• Tyson Restricted Confidential Financial results prior to quarterly earnings release Feed or product formulations

We expect you to review and understand your retention schedules to know what to keep, what

Tyson Foods, Inc. Code of Conduct 21

to destroy, and when to destroy it. In addition, you should be mindful of destruction exceptions for records relevant to litigation, audits or investigations because they may need to be kept longer than the standard requirements.

Policy Reference: Data Classification Policy, Records Retention Policy
Contact: Records Retention

INSIDER TRADING
WE DO NOT TRADE STOCK ON MATERIAL NON-PUBLIC INFORMATION.
We are a publicly traded company and therefore we expect you to comply with securities trading laws (also referred to as “insider trading” laws), one of which is keeping non-public information confidential. Non-public information is defined as information that has not been made available to the public and that a reasonable person would consider important when making an investment decision. Non-public information is also referred to as ‘inside information,’ ‘material non-public information’ or ‘proprietary information’ and should be considered confidential information.

Q & A
Q What are some examples of material information?
A In short, any information which could reasonably affect the stock price for Tyson or another company. Remember, either positive or negative information may be considered material. Common examples of material information are: historical earnings or losses that have not yet been made public, projections of future earnings or losses; news of a pending or proposed merger, acquisition or joint venture; news of a significant sale of assets; changes in senior management; the declaration of a stock split or the offering of additional securities; significant new products or discoveries; and the gain or loss of a substantial customer or supplier.

While performing your job responsibilities you may learn of non-public information about our company, customers, suppliers or other business partners. You may not use this information when making a decision to buy or sell securities (for example, stocks, bonds or options) of these companies for which you have the inside information. You also may not share this information with someone else to buy or sell securities.

We have additional safeguards in place for our Board of Directors, senior management and those who they’ve designated as having routine access to inside information. There are trading restrictions in place around quarterly earnings releases when material non-public information hasn’t yet been released to the public. If you have questions about specific stock transactions or are aware of or suspect any securities trading violation, contact the Legal Department.

Remember, it’s your responsibility for adhering to the securities trading requirements. It’s always best to ask before you act.

Policy Reference: Securities Trading
Contact: Legal

Tyson Foods, Inc. Code of Conduct 22

DOING WHAT’S RIGHT FOR OUR COMMUNITY
As a global company, we conduct business in many communities around the world. We are committed to making a positive impact in these communities by doing business in a sustainable and ethical manner and by following the laws of each country in which we operate.

PROTECTING THE ENVIRONMENT
WE ARE COMMITTED TO PROTECTING THE ENVIRONMENT.
We believe protecting natural resources is essential to achieving clean air, water and land for the world.

We expect you to manage all operations in an environmentally responsible manner to meet or exceed applicable environmental laws, regulations, and permit conditions as well as company policies. These all govern the use, control, transportation, storage and disposal of regulated materials that may reach the environment as a part of wastewater, air emissions, solid waste, hazardous waste or uncontained spills. If you are aware of or suspect any violation, whether it’s accidental or intentional, you must immediately report it to a member of management.

CORE VALUE We serve as stewards of the animals, land and environment entrusted to us.
Please ask your EHS representative what you can do to help ensure compliance!

Policy Reference: Environmental Health & Safety (EHS) Policy Website, Sustainability Report
Contact: Supervisor, Environmental Health & Safety, Human Resources

ANIMAL WELL-BEING
WE ARE COMMITTED TO THE HUMANE TREATMENT OF ANIMALS.
We have a long-standing commitment to the well-being, proper handling, and humane slaughter of all the animals used in our food products. This is not only the right thing to do; it’s also an important moral and ethical obligation we owe to our business partners, consumers and most of all to the animals we depend on for our products and livelihood. We have an Office of Animal Well-Being to provide guidance on animal well-being expectations and standards.

We expect our Team Members and supply partners to comply with laws regulating the humane treatment and slaughter of animals, and also to serve as stewards of the animals. If you are aware of or suspect any violation, whether it’s accidental or intentional, you must immediately report it to a member of management.

Policy Reference: FarmCheckTM Program
Contact: Supervisor, Office of Animal Well-Being, Human Resources

PREVENTING BRIBERY & CORRUPTION
WE DO NOT TOLERATE BRIBERY AND CORRUPTION.
We strive to operate with integrity in all we do and corrupt business practices violate that trust. Bribery and corruption cause great harm to communities in which we do business. We do not tolerate any form of bribery, kickback, payoff or corruption, including

Tyson Foods, Inc. Code of Conduct 23

facilitation payments, (sometimes referred to as grease payments) with government officials and non-government officials, including our business partners. A facilitation payment is typically made to government officials in order to speed up or secure routine government actions, and they are illegal under various laws. Examples of these types of actions are processing a visa, providing a common service or turning on utilities. Both U.S. and international laws prohibit the payment of any money or anything of value to a foreign official, foreign political party (or official), or any candidate for foreign political office for purposes of obtaining, retaining or directing business to Tyson.

Who is considered a government official?
Any employee of the government, an agency of the government or government owned entity. See Gifts & Hospitality policy for legal definition, and common examples are as follows:
• Officials who are elected, for example mayors and employees of the state and federal offices, including those running as candidates for office;
• Officials who regulate and inspect our operations, for example the Department of Agriculture and the
Department of Labor;
• Officials who work for government owned institutions, for example public schools and federal or state police.

It’s critical for you to be aware that obtaining, or even attempting to obtain, a personal benefit or an unfair business advantage through an improper arrangement is prohibited. This arrangement could be with a customer, supplier, government official or another business partner and it not only violates our Core Values and policies, but could also be a serious violation of civil and/or criminal anti-bribery and anti-corruption laws. A few examples of these laws include:
• United States Foreign Corrupt Practices Act also known as the “FCPA.” The FCPA specifically prohibits the promise or payment (directly or indirectly) of money or anything of value to a government official for purposes of obtaining, retaining, influencing or directing business. The FCPA applies to all of us wherever we conduct business.
• United Kingdom’s Bribery Act also known as the “UK Bribery Act.” The UK Bribery Act expands on the FCPA provisions to prohibit commercial bribery and facilitating payments.

In addition to your efforts in avoiding these improper payments of money, keep in mind offering any form of gift, benefit or item of hospitality may also be considered a bribe. If you are routinely involved in purchasing, sales, international businesses, or interacting with government officials then you are responsible for understanding the bribery and corruption content in our Code and company policy.

Policy Reference: Anti-Corruption Policy, Anti-Corruption Handbook, Gifts & Hospitality Policy
Contact: Legal

Q & A
Q Can I pay facilitating payments to expedite the process?
I was informed I could hire a local company or consultant to help get all the necessary permits from a foreign government. An advance payment has been requested to “help move the process along.” I have been told this is common practice in this country.
A No. We are responsible for the actions of any third party working on our behalf. The request for an advance payment is a red flag; the comment to help move the process along is even more so. Consult with Legal before proceeding.

TRADE PRACTICES,RESTRICTIONS & BOYCOTTS
WE COMPLY WITH INTERNATIONAL TRADE LAWS AND REGULATIONS.
Our business has many global aspects, and we need to know about and abide by special laws and regulations that apply to the import and export of products and associated information. These laws address verifying the eligibility of a sale to a customer or country,

Tyson Foods, Inc. Code of Conduct 24

obtaining required licenses and permits, submitting certain forms and paying all proper duties and taxes.

Additionally, the United States and other governments use economic sanctions and trade embargoes to promote various foreign policy and national security objectives, for example drug trafficking and terrorism. Transactions with these restricted countries, individuals and/or organizations are prohibited

You should never participate in any transaction or negotiation without fully understanding these laws, regulations, sanctions and embargoes. This includes boycotts fostered by foreign countries or organizations, intended to restrain trade or promote a boycott of customers or suppliers located in a country friendly to the United States or persons, firms, or corporations from the United States. Consequences for violating trade laws and regulations are severe for both our company and the individuals involved, including the loss of export privileges and possible civil and/or criminal penalties. If you are involved in the transfer of goods or services across national borders on behalf of Tyson, you must comply with these laws and regulations, regardless of where you are located. Always consult with the Legal Department if you’re entering into international trade negotiation and are uncertain of the country’s requirements.

Policy Reference: Federal Sanctions Program Compliance Policy
Contact: Legal

POLITICAL ACTIVITIES, LOBBYING & CHARITABLE CONTRIBUTIONS
WE PARTICIPATE RESPONSIBLY IN POLITICAL ACTIVITIES AND COMPANY SPONSORED CHARITABLE EVENTS.
We must adhere to strict laws governing corporate political activities, lobbying and contributions that vary around the globe. For this reason we have specific individuals with the responsibility of engaging in efforts to discuss legislation or government policy with political officials. Therefore when you personally participate in the political process, you may only do so using your own money, time and resources.

At Tyson, we believe in giving back to those communities where we work and live. It is because of this strong belief that we support a select group of charitable (or non-profit) organizations around the globe. Giving back may be in the form of volunteering time, donating product or providing financial support and we encourage you to become involved with your local charities both inside and outside of work.

It’s important you never use your position with Tyson to coerce contributions or other forms of support from others for the purpose of supporting a charity, political candidate, political party, or political action committee. Only Team Members authorized by external relations may contact a government official on behalf of the Company for charitable or political purposes.

Policy Reference: Charitable Donation & Political Contribution Policy
Contact: External Relations, Legal

SOLICITATION OF DONATIONS
We need to be cautious when soliciting contributions from our business partners. We never want our business partners to feel obligated to contribute to our fundraisers or events in order to retain our business relationship. You should not solicit a contribution from a current or potential supply partner or customer except when soliciting contributions for Tyson endorsed fundraisers. Otherwise, no matter how small, these solicitations are inappropriate at all times, including traditional gift-giving seasons.

Please consult with Ethics and Compliance for guidance on approved ways to solicit for Tyson endorsed events before you proceed with your fundraising efforts.

Policy Reference: Charitable Donation & Political Contribution Policy
Contact: Charitable Giving, External Relations, Legal

Tyson Foods, Inc. Code of Conduct 25

COMMUNICATING WITH THE MEDIA
ONLY AUTHORIZED TEAM MEMBERS MAY SPEAK ON BEHALF OF THE COMPANY.
As a U.S. based publicly traded company, we have a legal obligation to provide clear and accurate information to the media, financial analysts, investors and the general public on a routine basis. This helps us maintain integrity in our relationships with our business partners and other investors, which in turn strengthens our corporate reputation.

Our investor relations team communicates with the financial analysts and investors. Our external relations team communicates with all other media outlets. It’s important to remember that unless you have been officially authorized by Tyson, you must never participate in media interviews or in events or forums on behalf of the Company. If you are contacted by a member of the media, please refer them to our external relations team. On occasion, Tyson may provide you with information and our corporate opinions on issues of public concern that affect our company. These announcements are not intended to pressure you to adopt certain ideas or support certain causes. Your decisions to contribute your time or money to any political or community activity are entirely personal and voluntary.

Policy Reference: External Relations Policy
Contact: External Relations, Investor Relations

SOCIAL MEDIA
WE FOLLOW THE SAME STANDARDS OF BEHAVIOR AND COURTESY ONLINE AS WE WOULD ELSEWHERE.
We recognize the importance of communicating with business partners and consumers through a variety of social media tools, however if not used responsibly it presents a confidential and reputational issue for the Company. We encourage you to be responsible when using social media while you are at the workplace and on your own time.

When using social media for business communication, use it for its intended purpose to create value for our investors and customers. You need to be sure you post accurate, respectful and public information. You should always avoid posting confidential information. You should never make claims about our products unless they have been approved by management, and never claim to be “speaking for Tyson” unless you are an authorized spokesperson for Tyson.

While we encourage you to express your personal views please keep in mind your online communications can have a direct impact on the workplace even when it occurs outside of working hours.
Be mindful of the following sections of the Code when you use social media away from the workplace:

• Communicating with the Media
• Insider Trading
• Intellectual Property
• Management Expectations
• Non-Discrimination
• Preventing Harassment
• Workplace Violence

If you have concerns or complaints about Tyson, use the confidential channels provided in this Code to raise your concerns. We will investigate violations of our social media policy and take appropriate actions as necessary. Remember your online communications may be referenced forever and can affect both your reputation and Tyson’s reputation.

Policy Reference: Social Media Policy, Management Standards of Behavior Policy
Contact: Human Resources, Legal

Any waiver of our Code must be approved by our Board of Directors. You may contact Ethics and Compliance for more information about how to request a waiver.

Tyson Foods, Inc. Code of Conduct 26

INDEX

Animal well-being	23
Anonymity	6-8
Anti-Corruption	23-24
Anti-Trust	17-18
Ask questions	6
Assets, use of	20-21
Authority to work	12
Boycott	24-25
Bribery	23-24
Business partners	14
Charitable contributions	25
Competition	17-18
Competitive intelligence	17-18
Confidentiality	12
Conflicts of interest	19-20
Consequences	8
Contributions	25
Core values	3
Corruption	23-24
Cultural tenets	4
Customers	14, 17
Data classification	21
Discrimination	11
Diversity	10-11
Donations	25
Drugs & Alcohol	13
Electronic communications	21
Entertainment	15-16
Environment	23
Expectations	5, 10
Expense reporting	21
Exports	24-25
Facilitating payments	23-24
Faith	12
Financial reporting	21
Food safety & quality	14
Forced labor	10
Foreign Corrupt Practices Act (FCPA)	24
Fraud	21
Freedom of association	10
Fundraising	25
Gifts	15-16
Government, relationships with	17

INDEX (continued) Harassment	11
Health	12-13
Help Line	6, 7, 9, 29
Hospitality	15-16
Human rights	10
Immigration	12
Inclusion	11
Insider trading	22
Intellectual property	18
Investigations	8
Kickbacks	23-24
Lobbying	25
Management responsibility	10
Media	26
Patents	18
Personal information	12
Political activities & contributions	25
Property	20-21
Raise concerns	6-8
Records management	21-22
Religion	12
Reporting a concern	6-8
Responsibility	5
Retaliation	8-9
Safety	12-13
Sanctioned country	24-25
Social media	26
Solicitation of donations	25
Substance abuse	13
Suppliers	15, 17
Sustainability	23
Threats	13
Trade practices	24-25
Trading stocks	22
Trade secrets	18
UK Bribery Act	24
Union	10
Vendors	15, 17
Violations of the code	8
Violence	13
Wage & hour	10
Waivers	26
Whistle blower	6

Tyson Foods, Inc. Code of Conduct 27

POLICY REFERENCE

COMPANY POLICIES
• U. S. Policies Website
• International Policies Website
- If the policies referenced below are not available
on the international policies website, refer to
your local policies for guidance.

POLICIES REFERENCED IN THE CODE OF CONDUCT
• Anti-Corruption Handbook
• Anti-Corruption Policy
• Charitable Donation & Political Contribution Policy
• Conflicts of Interest Policy
• Copyright Compliance Policy
• Data Classification Policy
• Drug & Alcohol Abuse Policy
• External Relations Policy
• Electronic Usage Policy
• Employment Eligibility Policy
• Environmental Health & Safety Policy Website
• Equal Employment Opportunity Policy
• Expense Reporting Policy
• FarmCheck™ Program
• Financial Reporting
-
Refer to Financial Accounting Category and the
following Sub-Categories, Payroll, Purchase to
Pay, Sales to Cash Receipts & Treasury categories
for specific policies
• Federal Sanctions Program Compliance Policy
• Food Safety & Quality Assurance Policy Website
• Gifts & Hospitality Policy
• Harassment & Discrimination Policy
• Internal Investigations Policy
• Management Standards of Behavior Policy
• Mandatory Training Policy
• Non-Retaliation Policy
• Pricing & Competitive Information Policy
• Records Retention Policy
• Religious Accommodation Policy
• Securities Trading Policy
• Social Media Policy
• Supplier Code of Conduct
• Sustainability Report
• Team Member Bill of Rights
• Whistle Blower Policy
• Workplace Violence Policy

FORMS
• Conflicts of Interest Disclosure Form
• Gifts & Hospitality Approval and Disclosure Form

POLICY REFERENCE (continued)

OTHER REFERENCES
• International Labor Organization Fundamental Principles and Labor Standards
• United Kingdom’s Bribery Act also known as the “UK Bribery Act”
• United Nation’s Universal Declaration of Human Rights
• United States Foreign Corrupt Practices Act also known as the “FCPA”

Tyson Foods, Inc. Code of Conduct 28

CONTACTS
If you have questions that you are unable to answer by reading the Code or reviewing our If in Doubt, Check it Out website, ask a member of management or your local HR representative.

If you are aware of or suspect any violation of our Code, company policies or the law, you have a duty to raise your concerns. We encourage you to raise your concerns to your supervisor, a member of management or your local HR representative.

You also have the option to contact the Help Line or the Ethics and Compliance Department as listed below.

HELP LINE
PHONE
Country     Number
U S        1.888.301.7304
Brazil        0800.892.1605
China        10.800.110.0980
Mexico        001.888.301.7304
India        000.800.100.1561

INTERNET:
Web Line: tysonintegrity@eawebline.com

ETHICS & COMPLIANCE DEPARTMENT
Phone: 1.479.290.2652
E-Mail: helpline@tyson.com
Fax: 1.479.290.4150
Mail: 2200 Don Tyson Parkway (CP006)
Springdale, AR 72762

We encourage you to contact the departments listed within the sections of the Code if you have a question or need guidance.

CORPORATE CONTACTS – contact the following if the Code section lists these departments as a contact.

Animal Well-Being: animalwellbeing@tyson.com
Charitable Giving: charitablegiving@tyson.com
Employment Compliance: hr@tyson.com
Environmental Health & Safety: sustainability@tyson.com
External Relations: tysonfyi@tyson.com
Ethics & Compliance: ethics@tyson.com
Finance & Accounting: audit@tyson.com
Food Safety & Quality Assurance: tysonqatechservices@tyson.com
Global Security: security@tyson.com
Human Resources: hr@tyson.com
Information Systems: isquestions@tyson.com
Internal Audit: audit@tyson.com
Investor Relations: ir@tyson.com
Legal: legal@tyson.com
Occupational Health Services: sustainability@tyson.com
Purchasing: purchasing@tyson.com
Records Retention: legal@tyson.com

CONTACTS (continued)

LOCAL CONTACTS – contact your department manager at your facility if the Code section lists a local representative as a contact.
- Food Safety & Quality Assurance
- Health & Safety
- Human Resources
- Management
- Payroll

Tyson Foods, Inc. Code of Conduct 29

Tyson Foods, Inc.
CODE OF CONDUCT

©2013 Tyson Foods, Inc. Trademarks and registered trademarks are owned by Tyson Foods, Inc. or its subsidiaries. 10.01.2013